UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 000-52545

Date of Report: July 23, 2008

DENALI CONCRETE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0445167
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

251 Jeanell Drive, Suite 3, Carson City, Nevada	89703
(Address of principal executive offices)	(Zip Code)

702-234-4148
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 23, 2008 Denali Concrete Management, Inc. (“Denali”) signed a Letter of Intent (“LOI”) with ZZPartners, Inc. (“ZZP”), a Nevada corporation.  ZZP has a ten year renewable exclusive U.S. license to ZenZuu Inc’s social network database and advertising revenue share model.

The LOI contemplates that Denali will acquire one hundred percent (100%) of the outstanding common stock of ZZP by issuing twenty-four (24) million shares of its common stock to the shareholders of ZZP.  ZZP will pay $220,000 to cancel certain shares and repay certain liabilities of Denali.  Certain shareholder(s) of Denali have agreed to retire shares of common stock, so at the time of closing there will be three (3) million shares of Denali common stock outstanding.  Accordingly, immediately after the closing of the proposed Share Exchange Agreement (the “Agreement”) there will be approximately twenty-seven million shares of Denali common stock outstanding.

Completion of the Agreement and closing of the transaction, which is planned to occur prior to August 31, 2008, is subject to further due diligence by each party, the negotiation and execution of the Agreement, and other customary and negotiated pre- closing conditions.

Item 9.01	Financial Statements and Exhibits

Exhibits
10.1	Letter of Intent for Share Exchange Agreement between Denali Concrete Management, Inc. and ZZPartners, Inc. dated July 23, 2008. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denali Concrete Management, Inc.

Dated: July 23, 2008	By: /s/ Mathew Rule
President